Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-128091) pertaining to the BlueLinx Corporation Hourly Savings Plan of our report dated June 23, 2006, with respect to the financial statements and schedule of the BlueLinx Corporation Hourly Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP
Atlanta, Georgia
June 23, 2006